Exhibi 10.2

EXECUTION COPY

REDEMPTION AGREEMENT

among

ARTAL LUXEMBOURG S.A.

as the Seller

WEIGHTWATCHERS.COM, INC.

as the Company

and

WEIGHT WATCHERS INTERNATIONAL, INC.

as the Parent

Dated as of June 13, 2005

REDEMPTION AGREEMENT

THIS REDEMPTION AGREEMENT (this “Agreement”) is entered into as of June 13, 2005 between ARTAL LUXEMBOURG S.A., a Luxembourg corporation (“Seller”). WEIGHTWATCHERS.COM, INC., a Delaware corporation (the “Company”) and WEIGHT WATCHERS INTERNATIONAL, INC., a Virginia corporation (“Parent”).

RECITALS

WHEREAS, the Company, SCW Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Parent are parties to an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pertaining to the merger of the Merger Sub with and into the Company, with the Company being the surviving entity thereunder (the “Merger”).

WHEREAS, execution and delivery of this Agreement by the parties hereto is simultaneous with the execution and delivery of and is a condition to Parent’s and Merger Sub’s obligation to enter into the Merger Agreement.

WHEREAS, following the effective time of the Merger, Seller shall own the Shares.

WHEREAS, the Company desires to redeem and Seller desires to have redeemed the Shares at a redemption price of $25.21 per Share, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.1                                      Certain Defined Terms.  For purposes of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day, other than Saturday, Sunday or a U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

“Company Common Stock” means the issued and outstanding shares of common stock, par value $0.01 per share, of the Company.

“Covenanted Amount” means such number of shares of Common Stock, without par value, of the Parent (“Parent Common Stock”) that have an aggregate value of at least $100,000,000 on the Redemption Date, calculated using the average closing prices for Parent Common Stock on the New York Stock Exchange, or if not then traded on the New York Stock Exchange, on such exchange or in such system as such stock is then traded, (as reported in the Wall Street Journal) for the 30 trading days prior to the Redemption Date.

“Effective Time” means the time at which the Merger becomes effective pursuant to the terms of the Merger Agreement.

“External Financing” shall have the meaning as set out in the Schedule.

“Governmental Entity” means any foreign, national, federal, state, provincial or local governmental, regulatory or administrative authority, agency or commission.

“Laws” means any domestic or foreign laws, statutes, ordinances, rules, regulations, codes or executive orders enacted, issued, adopted, promulgated or applied by any Governmental Entity.

“Orders” means any orders, judgments, injunctions, awards, decrees or writs handed down, adopted or imposed by any Governmental Entity.

“Parent Director” means any director designated by Parent in accordance with Section 3.3.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity and other entity and group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934).

“Release Date” means, if the Redemption Date falls during 2005, September 1, 2009, or, if the Redemption Date falls after 2005, September I, 2010.

“Seller Director” means (i) any director designated by Seller in accordance with the provisions of Section 3.3 and (ii) any director of the Company who at the Effective Time is a director or officer of Seller or The Invus Group, LLC.

“Shares” means the 12,091,811 shares of the Company Common Stock held by Seller immediately following the Effective Time, or such other securities which are derived from such shares of Company Common Stock, whether through merger, tender offer, share-split, reclassification, consolidation or otherwise.

“Special Committee” means the Special Committee of the Board of Directors of Parent, as in effect on the date hereof, as such committee may be reconstituted with the approval of the current members then on such committee.

“Subsidiary” means, when used with respect to Parent or the Company, any other Person that Parent or the Company, as applicable, directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock of such Person.

ARTICLE 2
REDEMPTION

Section 2.1                                      Redemption of the Shares.  Upon the terms and subject to the fulfillment, expiry or waiver of the conditions of this Agreement as set forth in Section 2.4 below (the “Conditions”), on the Redemption Date, Seller shall sell, assign, transfer and convey to the Company and the Company shall purchase, acquire, and accept from Seller, all of Seller’s right, title and interest in and to the Shares for the Redemption Price (such redemption being, the “Redemption”).  The “Redemption Date” for the purposes of this Agreement shall be (i) December 30, 2005 provided that all of the Conditions have been satisfied as at such date; or if all of such Conditions have not been satisfied, (ii) such later date which is two Business Days following the satisfaction of the Conditions but in no case later than December 29, 2006 unless any Condition in Section 2.4(a)(i) or Section 2.4(a)(iii) remains unsatisfied in which case it be such later date upon which such Condition is satisfied.

Section 2.2                                      Payment of Redemption Price.  The aggregate redemption price to be paid by the Company to Seller for the Shares is $304,834,555.31 (three hundred and four million, eight hundred and thirty-four thousand and five hundred and fifty-five dollars and thirty-one cents) in cash (the “Redemption Price”). The Company shall deliver to Seller on the Redemption Date the Redemption Price for the Shares by wire transfer of immediately available funds to an account designated by Seller.

Section 2.3                                      Surrender of Redeemed Shares.  Seller shall deliver to the Company on the Redemption Date (i) the stock certificate representing the Shares or a statement of lost stock certificate in the form attached hereto as Exhibit A and (ii) a stock power in the form attached hereto as Exhibit B for the transfer of the Shares to the Company. On the Redemption Date, the Company shall record the transfer of the Shares in its corporate records.

Section 2.4                                      Conditions to Redemption; Notification.

(a)                                  Conditions.  The respective obligation of the Company and Seller to effect the Redemption is subject to the satisfaction, expiry or waiver of each of the following conditions:

(i)                                     No Injunctions or Restraints.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Laws or Orders (whether temporary,

preliminary or permanent) that prohibits or materially restrains the Redemption contemplated hereby;

(ii)                                  Financing.  The Company shall have obtained the External Financing; provided, however, that at 23:59 (Eastern time) on December 28, 2006 such condition shall automatically expire and no longer be a condition hereunder; and

(iii)                               Merger.  The Merger shall have become effective pursuant to the terms of the Merger Agreement.

(b)                                 Notifications.  The Company shall notify Seller in writing within one Business Day of it obtaining approval from the credit committee of the relevant bank that such bank will provide the External Financing. Each of the Company and Seller shall notify the other in writing within five Business Days in the event that it becomes aware of any circumstances which could reasonably be expected to lead to the Condition set forth in Section 2.4(a)(i) not being satisfied.  The failure to give a notification pursuant to this Section 2.4(b) shall not affect the satisfaction of either of the, Conditions set forth in Section 2.4(a).

ARTICLE 3
COVENANTS AND SELLER APPOINTMENT RIGHTS

Section 3.1                                      Company Covenants.  The Company covenants to Seller that:

(a)                                  Between the Effective Time and the Redemption Date, unless Seller shall otherwise agree in writing, the business of the Company and its Subsidiaries shall be conducted only in the ordinary course of business in all material respects, and the Company and its Subsidiaries shall use all their respective commercially reasonable efforts to preserve intact in all material respects their business organization. Between the Effective Time and the Redemption Date, without the prior consent of Seller, the Company shall not take any of the actions contemplated by Article 5 of the Merger Agreement.

(b)                                 Following the Effective Time and prior to December 29, 2006, the Company shall use all its commercially reasonable efforts to obtain the External Financing in the amount needed (when added to available Company cash resources) to redeem all of the Shares.

(c)                                  The Company shall provide to Parent and the Seller information, from time to time, and at such times as may be requested by the Special Committee (in the case of the Parent) or the Seller (as appropriate), regarding the status of the efforts to obtain the External Financing.

(d)                                 The Company shall not amend any of the existing agreements between Parent and the Company, or enter into any new agreements with Parent or with any Affiliate of Parent (other than, in relation to any such new agreements, any agreement that can be cancelled upon 30 days’ notice or that, alone or in conjunction with related agreements, involves less than $100,000 in payments by the Company in any 12 month period) without first receiving the approval of a majority of the Seller Directors.

Section 3.2                                      Parent Covenants. Parent covenants to Seller that:

(a)                                  Prior to December 29, 2006, Parent will not make, and shall cause its Affiliates not to make, any capital contribution or loan, give any financial assistance or otherwise lend its credit to or enhance the credit of (by guaranty or otherwise) the Company (any such actions being, “Financial Assistance”) in order to facilitate the Financing or fund the Redemption.

(b)                                 Parent will cause the Company to comply with all of the Company’s covenants and other obligations under this Agreement except to the extent that Article 5 of the Merger Agreement may be amended by Parent (acting solely through the Special Committee) and the other parties thereto, provided, however, that Parent shall be under no obligation to provide any Financial Assistance to the Company.

(c)                                  Parent will take no actions inconsistent with the obligations of the Company pursuant to this Agreement, and will cause its Affiliates to take no such actions.

Section 3.3                                      Seller Appointment Rights.

(a)                                  Following the Effective Time and prior to the Redemption Date, Seller shall have the right to designate and the Company and Parent shall cause the nomination of such number of directors of the Company such that after such election (assuming all such Seller designees are elected to the Board of Directors), the number of Seller Directors will be equal to the number resulting from (i) 0.469 multiplied by (ii) the total number of members on the Board of Directors, rounded down to the nearest whole number; provided, that in no event shall the number of Seller Directors nominated pursuant to this provision constitute less than one member of the Board of Directors. If a vacancy occurs or exists on the Board of Directors at any time, including but not limited to a vacancy because of the death, disability, retirement, resignation or removal of any director for cause or otherwise, and the vacant position was held by a Seller Director, then Seller shall have the sole right to designate an individual to fill such vacancy, and, subject to the fiduciary duties of directors, the Board of Directors shall elect such nominee to fill such vacancy. At any annual or special meeting of the Company, Parent shall vote all of its shares of Company Common Stock or any other voting securities of the Company (and, with respect to actions taken by written consent, provide such consent) for the election of directors in favor of the nominees designated by the Seller in accordance with this Section 3.3(a).

(b)                                 If, at any time, the total number of directors of the Company is increased or decreased, the number of directors that Seller shall have the right to designate pursuant to Section 3.3(a) above, shall as promptly as practicable be increased or decreased so that the adjusted ratio of Seller Directors to total directors is not less than 0.469:1 (the “Ratio”).  In such event, Seller, Parent and the Company shall take such steps consistent with the provisions of Section 3.3(a) to effectuate this increase or decrease of Seller Directors in relation to the Ratio as rapidly as reasonably possible.

(c)                                  Following the Effective Time and prior to the Redemption Date, Parent shall have the right to designate and the Company and Parent shall cause the nomination of such number of directors of the Company equal to the number resulting from (i) the total number of members on the Board of Directors minus (ii) the Seller Directors. If a vacancy occurs or exists on the Board of Directors at any time, including but not limited to a vacancy because of the death, disability, retirement, resignation or removal of any director for cause or otherwise, and the vacant position was held by a Parent Director, then Parent shall have the sole right to designate an individual to fill such vacancy, and, subject to the fiduciary duties of directors, the Board of Directors shall elect such nominee to fill such vacancy. At any annual or special meeting of the Company, Seller shall vote all of its shares of Company Common Stock or any other voting securities of the Company (and, with respect to actions taken by written consent, provide such consent) for the election of directors in favor of the nominees designated by the Parent in accordance with this Section 3.3(c).

(d)                                 At the request of Seller, each of the Company and Parent shall use its best efforts to cause the removal of any Seller Director and at the request of Parent, each of the Company and Seller shall use its best efforts to cause the removal of any Parent Director.

(e)                                  Subject to the fiduciary duties of the directors, Seller Directors shall be nominated to serve on each committee of the Board of Directors (other than any committee required by Law) so that after such appointment(s), the ratio of Seller Directors who are members of such committee to the total number of members of such committee is not less than the Ratio; provided that in no event shall the number of Seller Directors appointed to any such committee be less than one.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

Section 4.1                                      Each of Parent, the Company and Seller represents and warrants to each of the other parties that:

(a)                                  it (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, (ii) has all requisite power and authority to carry on its business as now being conducted; and (iii) has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby;

(b)                                 the consummation of the Redemption and the other transactions contemplated hereby and its compliance with the provisions of this Agreement (i) have been duly authorized by all necessary corporate action and no other corporate proceedings are necessary to authorize or approve this Agreement or to consummate the Redemption or the other transactions contemplated hereby; and (ii) will not conflict with, or result in any violation or breach of its certificate of incorporation or bylaws (or equivalent constitutional document) or applicable Laws;

(c)                                  this Agreement has been duly executed and delivered by it, and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes legal, valid and binding obligations of it, enforceable against it, in accordance with the terms of the Agreement (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors’ rights generally from time to time in effect); and

(d)                                 there are no judicial or administrative actions, proceedings or investigations pending or, to the best of its knowledge, threatened, which question the validity of this Agreement or any action taken or to be taken in connection herewith.

Section 4.2                                      Seller represents and warrants to the Company that:

(a)                                  it is the record and beneficial owner of the Shares; and

(b)                                 it shall transfer the Shares to the Company hereunder free and clear of any mortgages, liens, charges, claims, security interests, easements, pledges or other encumbrances, except for any that may be created by the actions of the Company.

ARTICLE 5
TAX MATTERS

Section 5.1                                      Withholding.  The Redemption Price shall be paid free and clear of any and all U.S. federal, state, local or foreign income or withholding taxes except as provided in this Section 5.1.

(a)                                  If (i) Parent (acting through the Special Committee) or the Company determines that withholding in excess of $1 is legally required based upon its reasonable conclusion that the Seller’s ownership interest in the Company (directly, indirectly and by attribution following the Redemption does not meet the requirements set forth in the “substantially disproportionate redemption of stock” safe harbor of Section 302(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Parent (acting through the Special Committee) or the Company has notified the Seller in writing of such determination at least 30 days prior to the Redemption Date (such notice a “Section 302 Notice”), then the Company shall withhold an amount that is calculated based on its reasonable estimate of the Company’s current and accumulated earnings and profits for the year in which the Redemption Date occurs, as determined in accordance with Treasury Regulation Section 1.1441-3(c)(2)(ii). The Section 302 Notice shall set out (x) the determination that the Seller’s ownership interest in the Company following the redemption does not meet the requirements set forth in Section 302(b)(2), (y) a reasonable estimate of the amount of the Company’s current and accumulated earnings and profits for the year in which the Redemption Date occurs, as determined in accordance with Treasury Regulation Section I.l441-3(c)(2)(ii) and (z) the amount of the required withholding. Notwithstanding the forgoing, withholding shall not be permitted (or, in the case of an opinion identified in clause (B) below, withholding shall be reduced in accordance with such opinion) pursuant to this Section 5.l(a) if, at least 10 days prior to the Redemption Date, the Seller has provided a “Seller’s Opinion” that is reasonably acceptable to whichever of Parent (acting through the Special Committee) or the Company has delivered the Section 302 Notice, concluding that (A) it is more likely than not that the Seller’s ownership interest in the Company following the Redemption satisfies the requirements set forth in the “substantially disproportionate redemption of stock” safe harbor of Section 302(b)(2) of the Code; or (B) the proposed withholding as set forth in the Section 302 Notice is otherwise in excess of the amount required to be withheld in respect of the earnings and profits of the Company determined pursuant to Treasury Regulation Section 1.1441-3(c)(2)(ii).

(b)                                 If (i) Parent (acting through the Special Committee) or the Company reasonably determines that, based on a change in applicable law subsequent to the date hereof, withholding is legally required in an amount in excess of the amount, if any, determined under Section 5.1 (a), and (ii) Parent (acting through the Special Committee) or the Company has notified the Seller in writing of such determination at least 30 days prior to the Redemption Date (such notice a “Change in Law Notice”), then the Company shall withhold such additional amount. The Change in Law Notice shall set out the basis on which the Company has reasonably determined that additional withholding is required. Notwithstanding the forgoing, withholding shall not be permitted pursuant to this Section 5.1(b) if, at least 10 days prior to the Redemption Date, the Seller has provided a “Seller’s Opinion” that is reasonably acceptable to whichever of Parent (acting through the Special Committee) or the Company has delivered the Change in Law Notice, which opinion shall conclude that it is more likely than not that such withholding is not required on the basis on which the Company had determined that withholding is required as set out in the Change in Law Notice.

(c)                                  For purposes of Sections 5.1(a) and (b) above a “Seller’s Opinion” shall mean a legal opinion of nationally recognized counsel (such counsel to be reasonably acceptable to whichever of Parent (acting through the Special Committee) or the Company delivered the Section 302 Notice or Change in Law Notice, as applicable).

(d)                                 Any withholding that is made pursuant to this Section 5.1 shall be made at the rate required by statute, or such lower rate as is provided under an applicable income tax treaty, provided that such lower treaty rate shall apply only if the Seller provides the Company with an IRS Form W-8BEN or such other documentation as is required to obtain the benefits of such treaty.

(e)                                  Any amount withheld by the Company in accordance with this Section 5.1 shall be remitted to the appropriate taxing authority, and such remittance shall be treated for purposes of this Agreement as a payment of a portion of the Redemption Price to the Seller.

Section 5.2                                      Indemnification.  The Seller agrees to indemnify and hold Parent, the Company and its affiliates harmless from and against any amounts incurred by the Company (including penalties, interest and reasonable costs and expenses) resulting from, arising out of or relating in any way to the failure by the Company to withhold any amount of taxes in respect of the Redemption Price, for any reason and without regard to whether the Parent or Company provided a Section 302 Notice or Change in Law Notice or the Seller provided a Seller Opinion.

Section 5.3                                      Contests and Cooperation.

(a)                                  Parent or the Company shall promptly notify the Seller in writing of any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding involving the Company which, if determined adversely to the taxpayer, would be grounds for indemnification under this Article V (a “Withholding Tax Liability”); provided, however, that the failure to give such notice will not affect the Seller’s obligation to provide the indemnification specified in this Article V except to the extent, if any, that, but for such failure, all or a portion of the Withholding Tax Liability in question could have been avoided.

(b)                                 In the case of an audit or administrative or judicial proceeding that relates in whole or in part to a Withholding Tax Liability, the Seller shall have the right at its expense to participate in and control the conduct of the portion of such audit or proceeding to the extent that such audit or proceeding relates to a Withholding Tax Liability. The Company and Parent also may participate in the portion of such audit or proceeding to the extent relating to the Withholding Tax Liability and, if the Seller does not assume the defense of any such audit or proceeding, the Company or Parent may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such audit or proceeding after ten days’ prior written notice to the Seller setting forth the terms and conditions of the settlement.

(c)                                  Each of the Company, Parent and the Seller will provide each other with such cooperation and information as either of them reasonably may request of the other (i) in filing any tax return, amended tax return or claim for refund, (ii) in the case where Seller owns directly a less than 50% interest in the Company, in determining whether Seller’s ownership interest in the Company meets the requirements set forth in the “substantially disproportionate redemption of stock” safe harbor of Section 302(b)(2), (iii) in determining a Withholding Tax Liability or a right to a refund of such taxes, (iv) in participating in or conducting any audit or other proceeding in respect of a Withholding Tax Liability or (v) in otherwise complying with the provisions of this Article V.  Such cooperation and information shall include providing copies (at the expense of the Seller) of relevant tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Company and Parent shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder.  Each of the Company, Parent and Seller shall retain all tax returns, schedules and work papers, records and other documents in its possession relating to the taxable period during which the Redemption occurred until the later of (i) the expiration of the statute of limitations of the taxable period of such return or (ii) six years following the due date for such return.

(d)                                 Any information obtained under this Section 5.3 shall be kept confidential except as may be necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding, or as otherwise required by law.

Section 5.4                                      Payment.  Payment by the Seller of any amounts due under this Article V in respect of a Withholding Tax Liability shall be made within five Business Days following an agreement between the Seller and the Company that an indemnity amount is payable or a “determination” as defined in Section I313(a) of the Code.

Section 5.5                                      Negative Covenant.  The Seller agrees that prior to the Release Date, it shall not sell or otherwise transfer any shares of the Parent Common Stock that it owns directly to the extent that as a result of such sale it would own less than the number of shares that constitute the Covenanted Amount as of the Redemption Date; provided, however that at any time the Seller shall be free to replace, on one or more occasions, upon written notice to the Company and the Parent, the assets then subject to such covenant with different assets, or Seller may substitute a different indemnifying party in lieu of Seller (solely for the purposes of the covenant in this Section 5.5), which substitute party has assets, that have a “fair market value” at such time at least equal to that of the replaced assets; and provided, further, that Seller shall be free to substitute the covenant given hereunder on one or more occasions (whether or not the assets have previously been replaced), upon written notice to the Company and the Parent, with (i) any one of a letter of credit with a face amount of $100,000,000, cash in an amount of $100,000,000 or other assets with a “fair market value” of $100,000,000 or (ii) a substitute indemnifying party in lieu of Seller (solely for the purposes of the covenant in this Section 5.5), which substitute party has provided for any one of the foregoing in clause (i), and such security and/or such indemnifying party, as the case may be, shall remain in effect (unless substituted as permitted by this Section 5.5) until the Release Date. “Fair market value” shall be determined in good faith by the Seller and, with respect to assets other than a letter of credit, cash, marketable securities, or assets with a book value of greater than or equal to the requisite minimum provided for above, if requested by Parent (acting through the Special Committee), shall be supported by an opinion of a nationally recognized investment banking firm reasonably acceptable to Parent (acting through the Special Committee). Seller shall not be deemed to be in breach of the foregoing for failure to give the notice provided for above in a timely manner, unless and to the extent that Company or the Parent has been materially prejudiced thereby.

ARTICLE 6
GENERAL PROVISIONS

Section 6.1                                      Entire Agreement.  This Agreement (including the Schedule and Exhibits to this Agreement), constitutes the entire agreement relating to the Redemption and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied upon by any of the parties to this Agreement relating to the Redemption.

Section 6.2                                      Interpretation.  The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of this Agreement. Definitions shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references in this Agreement to Articles, Sections and Schedules shall refer to Articles and Sections of, and Schedules to, this Agreement unless the context shall require otherwise.  The words “include,” “includes” and “including” shall not be limiting and shall be deemed to be followed by the phrase “without limitation.”  Unless the context shall require otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement shall be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes.  All references in this Agreement to any particular Law shall be deemed to refer also to any rules and regulations promulgated under that Law.  References to a Person also refer to its predecessors and permitted successors and assigns.  The headings and subheadings in this Agreement are included for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

Section 6.3                                      Survival.  The representations and warranties contained in this Agreement shall survive the Redemption Date.

Section 6.4                                      No Third-Party Beneficiaries.  Except as expressly provided, this Agreement is not intended to confer any rights or remedies upon any Person other than the parties to this Agreement.

Section 6.5                                      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (the jurisdiction of incorporation of the Company), without regard to the laws that might otherwise govern under applicable principles of conflicts of law.

Section 6.6                                      Submission to Jurisdiction.  Each party hereto irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought in the Delaware Chancery Court to the fullest extent permitted by applicable law and, to the extent not so permitted, in any federal or state court sitting in the State of Delaware, and each of the parties hereto hereby (i) irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the aforesaid courts.  Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 6.8.

Section 6.7                                      WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7.

Section 6.8                                      Notices.  Any notice, request, instruction or other communication under this Agreement shall be in writing and delivered by hand or overnight courier service or by facsimile:

If to Seller, to:

Artal Luxembourg S.A

105, Grand-Rue

L-1661 Luxembourg

Luxembourg

Facsimile: 011 352 22 42 59 22

Attention: Francoise de Wael

with a copies to:

The Invus Group, LLC

135 East 57th Street, 30th Floor

New York, NY 10022

Facsimile: (212)371 - 1829
Attention: Raymond Debbane

and

Gibson, Dunn & Crutcher LLP

200 Park Avenue

47th Floor

New York, New York 10166-0193

Facsimile: (212)351-5316

Attention: Steven Shoemate, Esq.

If to the Company, to:

WeightWatchers.com, Inc.

888 Seventh Avenue, 7th Floor

New York, NY 10106

Facsimile: 212-315-0709

Attention: Jeffrey Fiarman

with a copy, prior to the Effective Time, to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

47th Floor

New York, New York 10166-0193

Facsimile: (212)351-5316

Attention: Steven Shoemate, Esq.

with a copy, after the Effective Time, to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212)757-3990

Attention: Judith R. Thoyer, Esq.

If to Parent, to:

Weight Watchers International, Inc.

175 Crossway Park West

Woodbury, NY 11797-2055

Facsimile: (516)390-1795

Attention: Robert Hollweg, Vice President, General

Counsel and Secretary

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Facsimile: (212)757-3990

Attention: Judith R. Thoyer, Esq.

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.  Each such communication shall be effective (a) if delivered by hand, when such delivery is made at the address specified in this Section 6.8, (b) if delivered by overnight courier service, the next business day after such communication is sent to the address specified in this Section 6.8, or (c) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.8 and appropriate confirmation is received.

Section 6.9                                      Rules of Construction.  The parties to this Agreement have been represented by counsel during the negotiation and execution of this Agreement and waive the application of any Laws or rule of construction providing that ambiguities in any agreement or other document shall be construed against the party drafting such agreement or other document.

Section 6.10                                Assignment.  This Agreement shall not be assignable by operation of law or otherwise.

Section 6.11                                Remedies.  Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at law or in equity.  The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 6.12                                Specific Performance.  The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, in addition to any other remedy to which they are entitled at law or in equity.

Section 6.13                                Binding Effect.  This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, executors, administrators, heirs, legal representatives and assigns.

Section 6.14                                Severability.  If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions is not affected in any manner materially adverse to any party.  Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.15                                Counterparts: Effectiveness.  This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ARTAL LUXEMBOURG S.A.

By:	/s/ Francoise de Wael
	Name:	Francoise de Wael
	Title:	Managing Director

WEIGHTWATCHERS.COM, INC.

By:	/s/ David P. Kirchhoff
	Name:	David P. Kirchhoff
	Title:	Chief Executive Officer and President

WATCHERS INTERNATIONAL INC.

By:	/s/ Linda Huett
	Name:	Linda Huett
	Title:	President and Chief Executive Officer

Signature page to Redemption Agreement

Schedule
External Financing

For the purposes of this Agreement, the term “External Financing” shall mean a letter of commitment approved by the relevant third party bank’s credit committee which commits it to provide funding to the Company (with no recourse against Parent) on the following basis and subject to customary banking conditions being met:

1. Amount	Such amount equal to the Redemption Price less the amount of any cash available to the Company from its own resources.

2. Maximum Borrowing Rate

The weighted blended interest rate for the External Financing shall not be greater than 450 basis points over Parent’s Borrowing Rate (as defined below) at the time of the commitment for the External Financing.

3. Prepayment Terms or Interest Rate Changes

The External Financing (i) shall provide that it is prepayable, with a prepayment penalty of no greater than 1% on a weighted average basis, with respect to prepayments made on or after December 29, 2006, or (ii) shall otherwise provide for an interest rate reduction on or after such date if appropriate.

4.                                       “Parent’s Borrowing Rate” shall mean the lower of (a) the Alternate Base Rate plus the ApplicableMargin for a Revolving Loan and (b) the LIBO Rate (Reserve Adjusted) plus the Applicable Marginfor a Revolving Loan, without regard to amounts outstanding pursuant to the Credit Agreement. Allcapitalized terms in the definition of Parent’s Borrowing Rate shall be as defined in the FifthAmended and Restated Credit Agreement, as amended, among Weight Watchers International,Various Financial Institutions, Credit Suisse First Boston and the Bank of Nova Scotia, dated as ofJanuary 21, 2004 (the “Credit Agreement”).

Exhibit A to
Redemption Agreement

Statement of Lost Stock Certificate

The undersigned (“Stockholder”) hereby states as follows:

1.                                     The Stockholder is the owner of 12,091,811 shares (the “Shares”) of Common Stock, par value $.01 per share, of WEIGHTWATCHERS.COM, INC., a Delaware corporation (the “Company”).

2.                                     The stock certificate representing the Shares (the “Stock Certificate”) has been lost or destroyed.

3.                                     The Stockholder is the sole legal, beneficial and unconditional owner of the Shares, entitled to full and exclusive possession of the Stock Certificate representing the Shares at the time of loss or destruction.

4.                                     The Stockholder has not sold, endorsed, assigned, transferred, hypothecated, pledged or otherwise transferred or disposed of the Stock Certificate representing the Shares and, is entitled to the full and exclusive possession and benefit of said Stock Certificate representing the Shares; no Person or entity other than the Stockholder has any right, title, claim, equity, or interest in, to or with respect to the Stock Certificate representing the Shares or any proceeds of the Stock Certificate representing the Shares.

5.                                     The Stockholder hereby agrees that the Stockholder shall indemnify and hold the Company, its successors and assigns harmless from and against any and all demands, claims, actions or causes of action, liabilities, losses or damages of any nature whatsoever, that may at any time be made by reason of the fact that the Stock Certificate may be in, or may hereafter come into, the possession of any Person or entity as a result of the failure of any representation or statement made by the Stockholder in this Statement.

6.                                  In the event that the original Stock Certificate representing the Shares is subsequently found by the Stockholder, or again comes into the possession of the Stockholder, the Stockholder will immediately deliver such original Stock Certificate representing the Shares to the Company or its successors or assigns for cancellation.

IN WITNESS WHEREOF, this Statement is executed as of this          day of [ ], 200   .

By:
Name:
Title:

Exhibit B to

Redemption Agreement

Stock Power

FOR VALUE RECEIVED, the undersigned hereby assigns, sells and transfers unto WEIGHTWATCHERS.COM, INC., a Delaware corporation (the “Company”‘). 12,091,811 shares of the Common Stock of the Company standing in the name of the undersigned on the books of the Company and represented by Certificate [                        ]

Dated: [       ]

By:
Name:
Title: